EXHIBIT 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
December 22, 2005	Ginny Dunn
1:30 p.m. ET	EntreMed, Inc.
Associate Director
Corporate Communications &
Investor Relations
240-864-2643
ENTREMED TO ACQUIRE MIIKANA THERAPEUTICS
Acquisition Strengthens Clinical Oncology Pipeline
     ROCKVILLE, MD, – December 22, 2005 – EntreMed, Inc. (NASDAQ:ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer and inflammatory diseases, today announced that it has entered into a definitive merger agreement under which it will acquire all of the outstanding capital stock of Miikana Therapeutics, Inc. in exchange for 9.96 million shares of EntreMed common stock valued at approximately $21.2 million, based on the closing price of EntreMed’s common stock on Wednesday, December 21, 2005. In addition, EntreMed may pay up to an additional $18 million upon the achievement of certain clinical and regulatory milestones. Such additional payments will be made in cash or shares of stock at EntreMed’s option. The acquisition does not require regulatory approvals and is expected to close in January 2006.
     The acquisition of Miikana will expand and complement EntreMed’s oncology franchise. Miikana’s oncology pipeline includes clinical and pre-clinical drug candidates:
•	MKC-1, is an orally-active, novel, small molecule, cell cycle inhibitor with a unique mechanism of action. Specifically, MKC-1 arrests cellular mitosis by inhibiting a novel intracellular target important in cellular trafficking that has been shown to be involved in cell division. MKC-1 will begin Phase 2 studies in metastatic breast cancer in early 2006. A second Phase 2 trial with MKC-1 in non-small cell lung cancer is anticipated in the second half of 2006.

•	MKC-1693, an aurora kinase inhibitor, is currently in preclinical studies. Aurora kinases are known to be involved in the process of mitosis, or cell division, critical in human cancers. IND-directed studies leading to the filing of an IND are anticipated in 2006.

•	MKC-1704, a histone deacetylase (HDAC) inhibitor, is currently in preclinical studies. HDAC inhibitors have been shown to arrest cancer cell growth and/or induce apoptosis both in vivo and in vitro. Identification of a lead molecule and the initiation of IND-enabling studies are anticipated for 2006.

     EntreMed President and CEO, James S. Burns, commented on the transaction, “The acquisition of Miikana is a logical step in EntreMed’s growth and represents an important milestone in achieving our goal of building a sustainable oncology and inflammation franchise. Miikana has a complementary pipeline of clinical and preclinical programs that will further strengthen EntreMed’s position in multi-mechanism oncology therapies.”
     Mr. Burns further commented, “We spent considerable time this year looking at opportunities to broaden our pipeline with product candidates that fit our expertise in cell cycle regulation, apoptosis, and angiogenesis. With the addition of Miikana’s programs, EntreMed’s 2006 potential clinical milestones include multiple Phase 2 trials for Panzem® NCD, multiple Phase 2 trials for MKC-1, and Phase 1 trials for ENMD-1198. This clinical lineup, plus anticipated IND filings in 2006, continues our transition as a development-oriented company with next generation drugs to treat cancer and inflammatory diseases.”
     Since its formation, Miikana has built an oncology pipeline through a strategy that included both in-licensing clinical and preclinical compounds with distinct mechanisms of action, and generating medicinal chemistry-driven internal discovery projects based on specific established targets. In executing this strategy, Miikana received an exclusive worldwide license to develop, manufacture, and commercialize MKC-1 from Hoffmann-La Roche, and utilized its internal discovery capabilities to develop two proprietary preclinical drug candidates, an aurora kinase inhibitor and an HDAC inhibitor.
     Miikana’s founders and management team have a strong track record of success in understanding the molecular mechanisms of disease and developing drugs based on this knowledge. Miikana was founded by Dr. Tak W. Mak, Director of The Campbell Family Institute for Breast Cancer Research and Director of the Advanced Medical Discovery Institute, University Health Network (UHN) in Toronto and a former Vice President, Research at Amgen and Director of the Amgen Research Institute; Dr. S. Gail Eckhardt, Professor of Medicine and Director of the Developmental Therapeutics and GI Malignancies Programs, University of Colorado Health Sciences Center; Dr. Mark R. Bray, Director of Research, and formerly Head of Quantitative Biology, Amgen Research Institute and Project Team Leader, Amgen; and Dr. Dinesh V. Patel, President & Chief Operating Officer, formerly Senior Vice President of Drug Discovery and Licensing at Versicor (renamed Vicuron). Founding venture capitalists included 5AM Ventures and Aravis Ventures.
     SG Cowen & Co., LLC acted as financial advisor and Arnold & Porter, LLP acted as legal advisor to EntreMed. HSBC Securities (USA) Inc. acted as financial advisor and Cooley Godward LLP acted as legal advisor to Miikana.

     EntreMed will conduct a conference call today at 2:00 p.m. ET to discuss the acquisition. A question and answer session will also be included in the call. To access the live conference, please dial 800-370-0898 (U.S. or Canada) or 973-409-9260 (internationally) at least 10 minutes prior to the beginning of the call. A digital recording will be available approximately one hour after completion of the conference and will be accessible for 60 days. To access the recording, dial 877-519-4471 (U.S. or Canada) or 973-341-3080 (internationally) and enter the digital pin number 6871622. An audio replay will also be available on the Company’s website at www.entremed.com approximately one hour after the conclusion of the live conference.
About EntreMed
     EntreMed, Inc. (Nasdaq: ENMD) is a clinical-stage pharmaceutical company developing therapeutic candidates primarily for the treatment of cancer and inflammation. Panzem® (2-methoxyestradiol or 2ME2), the Company’s lead drug candidate, is currently in clinical trials for cancer, as well as in preclinical development for non-oncology indications. EntreMed’s goal is to develop and commercialize new compounds based on the Company’s expertise in angiogenesis, cell cycle regulation and inflammation — processes vital to the treatment of cancer and other diseases, such as rheumatoid arthritis. Additional information about EntreMed is available on the Company’s website at www.entremed.com and in various filings with the Securities and Exchange Commission.
Forward Looking Statements
     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under “Risk Factors,” including risks relating to the need for additional capital and the uncertainty of additional funding; risks associated with the integration of Miikana and its product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results, uncertainties relating to preclinical and clinical trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).
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